Exhibit 4.4
SUPPLEMENTAL INDENTURE
          Supplemental Indenture (this “Supplemental Indenture”), dated as of September 1, 2011 among Ophthalmic Imaging Systems, a California corporation (“OIS”), Abraxas Medical Solutions, Inc. (“Abraxas”; together with OIS, each a “Guaranteeing Subsidiary”), each a subsidiary of Merge Healthcare Incorporated, a Delaware corporation (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) and Collateral Agent.
W I T N E S S E T H
          WHEREAS, the Issuer and each of the Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an indenture, dated as of April 28, 2010, as amended by that certain First Supplemental Indenture dated as of June 14, 2011, and by that certain Second Supplemental Indenture dated as of June 20, 2011, (together, as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of 11.75% Senior Secured Notes due 2015 (the “Notes”);
          WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which each Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and
          WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
          (1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
          (2) Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees as follows:
(a) Along with all Guarantors named in the Indenture, to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:
     (i) the principal of and interest, premium and Additional Interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
     (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors and each Guaranteeing Subsidiary shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.
(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.
(c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.
(d) This Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Supplemental Indenture, and each Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.
(e) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors (including each Guaranteeing Subsidiary), or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
(f) Each Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.
(g) As between each Guaranteeing Subsidiary, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guaranteeing Subsidiary for the purpose of this Guarantee.
(h) Each Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Guarantee.
(i) In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(j) This Guarantee shall be a general unsecured senior obligation of such Guaranteeing Subsidiary, ranking pari passu with any other future Senior Indebtedness of such Guaranteeing Subsidiary, if any.

(k) Each payment to be made by each Guaranteeing Subsidiary in respect of this Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
(l) This Guarantee shall be governed by the terms and provisions set forth in Section 2 of the Guarantee and Collateral Agreement.
          (3) Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
          (4) Merger, Consolidation or Sale of All or Substantially All Assets.
          (a) Except as otherwise provided in Section 5.01(c) of the Indenture, each Guaranteeing Subsidiary may not consolidate or merge with or into or wind up into (whether or not the Issuer or such Guaranteeing Subsidiary is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:
(i) (A) such Guaranteeing Subsidiary is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guaranteeing Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of such Guaranteeing Subsidiary, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guaranteeing Subsidiary or such Person, as the case may be, being herein called the “Successor Person”);
(B) the Successor Person, if other than such Guaranteeing Subsidiary, expressly assumes all the obligations of such Guaranteeing Subsidiary under the Indenture, the Security Documents and such Guaranteeing Subsidiary’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
(C) immediately after such transaction, no Default exists; and
(D) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture;
(E) any Collateral owned by or transferred to the Successor Person shall (i) continue to constitute Collateral under the Indenture and the Security Documents, (ii) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (iii) not be subject to any Lien other than Permitted Liens and other Liens permitted under Section 4.12 of the Indenture; and
(F) to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Securities Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; or

(ii) the transaction is made in compliance with Section 4.10 of the Indenture;
          (b) Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guaranteeing Subsidiary under the Indenture and such Guaranteeing Subsidiary’s Guarantee. Notwithstanding the foregoing, each Guaranteeing Subsidiary may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.
          (5) Releases.
          The Guarantee of each Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged, and no further action by such Guaranteeing Subsidiary, the Issuer or the Trustee is required for the release of such Guaranteeing Subsidiary’s Guarantee, upon:
(1) (A) in connection with any sale or other disposition of all or substantially all of the assets of such Guaranteeing Subsidiary (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) such Guaranteeing Subsidiary, if the sale or other disposition does not violate Section 4.10;
(B) in connection with any sale or other disposition of the capital stock of such Guaranteeing Subsidiary (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, such that, immediately after giving effect to such transaction, such Guaranteeing Subsidiary would no longer constitute a Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10;
(C) the proper designation of such Guaranteeing Subsidiary as an Unrestricted Subsidiary;
(D) the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article VIII of the Indenture or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and
(2) such Guaranteeing Subsidiary delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with. Upon delivery of such Officer’s Certificate and Opinion of Counsel, the Trustee shall execute any documents reasonably required in order to acknowledge the release of such Guarantor from its obligations under its Guarantee.
          (6) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of each Guaranteeing Subsidiary shall have any liability for any obligations of the Issuer or the Guarantors (including each Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
          (7) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
          (8) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

          (9) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
          (10) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary.
          (12) Benefits Acknowledged. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.
          (13) Successors. All agreements of each Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in Section 2(k) hereof or elsewhere in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
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          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

OPHTHALMIC IMAGING SYSTEMS
By:	/s/ Ann G. Mayberry-French
	Name:	Ann G. Mayberry-French
	Title:	Corporate Secretary

ABRAXAS MEDICAL SOLUTIONS, INC.
By:	/s/ Ann G. Mayberry-French
	Name:	Ann G. Mayberry-French
	Title:	Corporate Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Benita A. Vaughn
	Name:	Benita A. Vaughn
	Title:	Vice President
[Signature Page to Supplemental Indenture]